Exhibit 4.3

PLEDGE AND SECURITY AGREEMENT
THIS PLEDGE AND SECURITY AGREEMENT is made as of February 7, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) by Westmoreland Escrow Corporation, a Delaware corporation (the “Pledgor”), and Wells Fargo Bank, National Association, as collateral agent (the “Collateral Agent”), for the benefit of the Secured Parties (as defined below).
RECITALS:
1.     The Pledgor, BMO Capital Markets Corp. and Deutsche Bank Securities Inc. (the “Initial Purchasers”) have entered into a Purchase Agreement dated as of January 29, 2014 (the “Purchase Agreement”), pursuant to which the Pledgor will issue and sell to the Initial Purchasers an aggregate of $425,000,000 principal amount of the Pledgor’s 10.750% Senior Secured Notes (the “Escrow Notes”), which Escrow Notes will be automatically exchanged for Add-On Notes (as defined below) on or promptly following the satisfaction of the Escrow Conditions.
2.     The Pledgor and Wells Fargo Bank, National Association, as trustee (the “Trustee”), have entered into that certain indenture dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), pursuant to which the Pledgor is issuing the Escrow Notes on the date hereof. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture.
3.     Pursuant to terms of the Indenture, on the Escrow Release Date, Westmoreland Coal Company, a Delaware corporation (“Westmoreland Coal”), and Westmoreland Partners, a Virginia general partnership (“Westmoreland Partners”), as co-issuers, will issue and deliver to the Pledgor $425,000,000 aggregate principal amount of their existing 10.750% Senior Secured Notes due 2018 (the “Add-On Notes”), guaranteed by certain subsidiaries of Westmoreland Coal, for which the Escrow Notes will be automatically exchanged promptly following the satisfaction of the Escrow Conditions (the “Exchange”).
4.     To secure the obligations of the Pledgor under the Indenture and the Escrow Notes for the time period beginning at the time the Add-On Notes have been delivered to the Pledgor and ending at the time that the Pledgor has delivered the Add-On Notes to the holders of the Escrow Notes (the “Security Period”), the Pledgor has agreed to (i) pledge to the Collateral Agent for its benefit and the equal and ratable benefit of the holders of the Escrow Notes (collectively, the “Secured Parties”), a security interest in and lien on the Pledged Notes (as defined below), and (ii) execute and deliver this Agreement.
5.     Therefore, in consideration of the premises, and in order to induce the Holders of the Escrow Notes to purchase the Escrow Notes, the Pledgor and the Collateral Agent hereby agree as follows:
Section 1.    Pledge; Grant of Security Interest(a)    As security for the due and punctual and unconditional payment and performance by the Pledgor of the Obligations (as defined below), the Pledgor hereby grants a security interest to the Collateral Agent, for itself and for the benefit of the Secured Parties, a security interest in all of the Pledgor’s right, title and interest of the Pledgor in and to (i) the Add-On Notes, whether now owned or existing or hereafter acquired or in which the Pledgor now has or at any time in the future may acquire or arising and wherever located and (ii) all proceeds, if any, of any of the foregoing (collectively, the “Pledged Notes”).
(b)    The parties acknowledge that (i) the Add-On Notes will not be delivered to the Pledgor until the Escrow Release Date and the security interest granted in this Section 1 will not attach until the Add-On Notes have been so delivered and (ii) the security interest granted by this Section 1 will terminate at the end of the Security Period.
(c)    At such times as the certificates and/or instruments representing the Pledged Notes are delivered to the Collateral Agent in accordance with this Agreement, such certificates and/or instruments shall be accompanied by note powers, allonges or other appropriate instruments of assignment with respect thereto duly executed in blank by the Pledgor as the registered owner of the Pledged Notes.
Section 2.    Security for Obligations. This Agreement secures, and the Pledged Notes are collateral security for, the prompt payment in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of the Pledgor during the Security Period. “Obligations” means the collective reference to (a) the obligation of the Pledgor to timely effect the Exchange pursuant to Section 3.02 of the Indenture after the Add-On Notes have been delivered to the Pledgor, which Exchange will be deemed to pay in full all unpaid principal of and interest on, and other amounts due under, including, without limitation, interest accruing after the maturity of the Escrow Notes and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Pledgor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), the Escrow Notes, (b) if the Pledgor does not timely effect the Exchange pursuant to Section 3.02 of the Indenture after the Add-On Notes have been delivered to the Pledgor, the obligation of the Pledgor to pay in full all amounts due (including, without limitation, interest accruing after the maturity of the Escrow Notes and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Pledgor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) pursuant to Section 3.03 of the Indenture, and (c) the obligation of the Pledgor to pay all fees, indemnities, costs or expenses or otherwise owed hereunder or under the Indenture to the Collateral Agent or the holders of the Escrow Notes.
Section 3.    Representations and Warranties. The Pledgor hereby represents and warrants to the Collateral Agent, for the benefit of the Secured Parties, that:
(a)    During the Security Period, the Pledgor will be the legal, beneficial and record owner and will have good title to all of the Pledged Notes free and clear of all claims, mortgages, pledges, Liens, hypothecation, security interests and other encumbrances of every nature whatsoever except to or in favor of the Collateral Agent and the Secured Parties hereunder, including the obligation of the Pledgor to deliver the Pledged Notes to the holders of the Escrow Notes in connection with the Exchange.

(b)    The Pledgor is duly incorporated, validly existing and in good standing under the law of the State of Delaware, and has full corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery by the Pledgor of, and the performance by the Pledgor of its obligations under, this Agreement has been duly authorized by all necessary corporate action on the part of the Pledgor. All consents and grants of approval required to have been granted by any Person in connection with the execution, delivery and performance by the Pledgor of this Agreement have been granted.
(c)    This Agreement constitutes a legally valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms, except as enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
(d)    All necessary actions have been or, simultaneous with the execution hereof, will be taken, including, without limitation, the filing of financing statements and delivery of certificates and/or instruments representing the Pledged Notes pursuant to the UCC (or documents have been executed and delivered in form suitable to be made promptly after (or simultaneously with) the Escrow Release Date), such that the liens and security interests granted pursuant to this Agreement will, upon the Pledgor’s acquiring rights in and to the Pledged Notes, constitute perfected first priority liens and security interests in and to the Pledged Notes in favor of the Collateral Agent for the benefit of the Secured Parties and will be enforceable as such against all creditors of and purchasers from the Pledgor.
Section 4.    Issue Or Sale Of Pledged Securities. The Pledgor hereby covenants to the Collateral Agent, for the benefit of the Secured Parties, and agrees that the Pledgor will not:
(a)    directly or indirectly sell, assign, pledge or otherwise encumber or dispose of the Pledged Notes, other than (i) effecting the pledge of the Pledged Notes to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and (ii) transferring and assigning the Pledged Notes to the holders of the Escrow Notes to complete the Exchange; or
(b)    create, incur, assume or permit to exist, and will defend the Pledged Notes against, and will take such other actions as are necessary to remove, any Lien or claim on or to the Pledged Notes, other than the Liens created hereby and the obligation of the Pledgor to deliver the Pledged Notes to the holders of the Escrow Notes pursuant to the Exchange, and will defend the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties, in and to any of the Pledged Notes against the claims and demands of any and all Persons that arise during the Security Period.
Section 5.    Voting Rights. Provided that there exists no Event of Default under the Indenture (any such Event of Default being referred to in this Agreement as an “Event of Default”) and so long as the Pledgor shall be the record owner of the Pledged Notes, the Pledgor shall be entitled, to the extent permitted by applicable law, to exercise voting power with respect to the Pledged Notes; provided that in no event shall the Pledgor exercise such voting power in any manner contrary to or inconsistent with the terms hereof. Upon the occurrence of an Event of Default which is continuing, the Collateral Agent, for the benefit of the Secured Parties, shall have those rights specified in Section 7 hereof.

Section 6.    Distribution.
(a)    So long as no Event of Default shall have occurred and be continuing, the Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all distributions made on the Pledged Notes, but only if and to the extent not prohibited by the terms of the Indenture.
(b)    After the occurrence and during the continuance of an Event of Default, and upon the delivery of written notice from the Collateral Agent to the Pledgor, any and all distributions made on the Pledged Notes shall be paid over to the Collateral Agent (for itself and for the benefit of the Secured Parties) to be held by the Collateral Agent, for the benefit of the Secured Parties, as collateral security for the Obligations.
Section 7.    Default; Remedies.
(a)    If any Event of Default shall occur and be continuing and upon written notice to the Pledgor by the Collateral Agent, the Collateral Agent, for the benefit of the Secured Parties, shall have full power and authority, subject to any requirements in the Indenture and the UCC, to take the following actions: (1) sell or otherwise dispose of the Pledged Notes or any part thereof, and shall apply the proceeds thereof as described below; (2) vote the Pledged Notes with respect to any and all matters and to exercise all rights to payments, conversion, exchange, subscription or otherwise with respect to the Pledged Notes; and (3) exercise any and all rights and remedies of a secured party under the UCC.
(b)    To the extent permitted by any applicable law, any sale or other disposition by the Collateral Agent, as permitted under Section 7(a) above, may be made by public or private proceedings and may be made by one or more contracts, as a unit or in parcels, at such time and place, by such method, in such manner and on such terms as the Collateral Agent may determine. Except as required by law, such sale or other disposition may be made without advertisement or notice of any kind or to any person. Where reasonable notification of the time or place of such sale or other disposition is required by law, such requirement shall have been met if such notice is telegraphed, sent by facsimile, cabled or mailed, postage prepaid, at least ten (10) days before the time of such sale or other disposition to each person entitled thereto at such person’s address as specified in Section 13 below. To the extent permitted by any applicable law, the Collateral Agent and/or any Secured Party may buy any or all of the Pledged Notes upon any public or private sale thereof, with the proceeds thereof applied as required by this Agreement and the UCC. To the extent permitted by any applicable law, upon any such sale or sales the Pledged Notes so purchased shall be held by the purchaser absolutely free from any claims or rights of whatsoever kind or nature, including any equity of redemption or any similar rights, all such equity of redemption and any similar rights being hereby expressly waived and released by the Pledgor thereof to the extent permitted by applicable law. In the event any consent, approval or authorization of any governmental agency shall be necessary to effectuate any such sale or sales, the Pledgor shall execute, and hereby agree to cause the issuer of the Pledged Notes to execute, as necessary, all applications or other instruments as may be required; provided that the foregoing shall not obligate the Pledgor to register the Pledged Notes under the Securities Act of 1933, as amended (the “Securities Act”). The proceeds of any such sale or other disposition shall be applied to the payment of Obligations. The Pledgor shall be liable for any deficiency in payment of the Obligations, including all costs and expenses of collection, custody, sale or other disposition or delivery and all other charges due against the Pledged Notes, as hereinbefore enumerated.
(c)    The Pledgor recognizes that the Collateral Agent may be unable to effect a public sale of all or a part of the Pledged Notes by reason of certain prohibitions contained in the Securities Act, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Pledged Notes for their own account for investment and not with a view to the distribution or resale thereof. The Pledgor agrees that private sales so made may be at a price and on other terms less favorable to the seller than if the Pledged Notes were sold at public sales, and that the Collateral Agent has no obligation to delay the sale of any such Pledged Notes for the period of time necessary to permit such Pledged Notes to be registered for public sale under the Securities Act. The Pledgor agrees that sales made under the foregoing circumstances shall not be deemed to have been made in a commercially unreasonable manner by virtue of any sale made on terms less favorable to the seller resulting from the private nature of the sale.
Section 8.    Transfer of Pledged Notes and Notation on Books and Records. The Pledgor hereby irrevocably appoints the Collateral Agent for itself and (for the benefit of the Secured Parties) as agent to arrange, for any and all transfers of the Pledged Notes in connection with any foreclosure of the Notes described in Section 7 above, and shall assist the Collateral Agent in the transfer (solely after the occurrence of and during the continuance of an Event of Default) of the Pledged Notes into the name of the Collateral Agent or its nominee at any time and/or the provision of instructions to the issuers of uncertificated securities or financial intermediaries to initiate actions to enforce any of the Collateral Agent’s rights, on behalf of the Secured Parties, to such Pledged Notes, the foregoing appointment being deemed a power coupled with an interest and irrevocable. The right to vote the Pledged Notes is governed by Section 5 hereof.
Section 9.    Duties With Respect To Collateral. The Collateral Agent shall have no duty of care to the Pledgor with respect to the Pledged Notes other than the duty to use reasonable care in the safe custody of any Pledged Notes in its possession. Without limiting the generality of the foregoing, the Collateral Agent, although it may do so at its option, shall be under no obligation to the Pledgor to take any steps necessary to preserve rights in the Pledged Notes against other parties.
Section 10.    General Provisions Concerning the Collateral Agent. By acceptance of the benefits of this Agreement, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably to consent to the appointment of, and the general provisions regarding, the Collateral Agent.
Section 11.    Waivers. The Pledgor hereby waives demand, payment, notice of dishonor or protest and all other notices of any kind in connection with the Obligations, and all other notices to which the Pledgor might otherwise be entitled, except as otherwise expressly provided herein.

Section 12.    Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.
Section 13.    Notices. Except as otherwise expressly provided herein, all notices and other communications made or required to be given pursuant to this Agreement shall be made in accordance with the provisions of Section 10.02 of the Indenture. Any notices and communications given to the Collateral Agent in accordance with Section 10.02 of the Indenture shall be deemed to have been given to each Secured Party.
Section 14.     Rights. No course of dealing between the Pledgor, the Collateral Agent and/or the Secured Parties nor any delay in exercising, on the part of the Collateral Agent and/or any Secured Party of any right, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any rights, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law, including, without limitation, the rights and remedies of a secured party under the UCC.
Section 15.    Binding Effect, Etc. This Agreement and all claims, disputes and matters arising hereunder or related hereto shall be governed by and construed under the laws of the State of New York without reference to conflict of laws provisions. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including any other holder or holders of any Obligations.
Section 16.    Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.
Section 17.    Further Assurances.
(a)    The Pledgor at its sole cost and expense will execute, acknowledge and deliver all such instruments and take all such action as the Collateral Agent and/or the Secured Parties from time to time may reasonably request in order to further effectuate the purposes of this Agreement and to carry out the terms hereof, including without limitation, the execution of note transfer orders, note powers, notifications to obligors on the Pledged Notes, the providing of notification in connection with the book entry security or general intangibles and the providing of instructions to issuers of uncertificated securities or financial intermediaries, and will do all such other acts as the Collateral Agent and/or the Secured Parties may reasonably request with respect to the perfection and protection of the security interest granted herein and the security interest effected hereby.
(b)    The Pledgor will not change its name, identity or corporate structure in any manner, unless it shall have given the Collateral Agent not less than 30 days’ prior notice thereof.

Section 18.    Provisions To Survive. All representations, warranties, covenants and agreements contained herein shall survive the execution and delivery of this Agreement and shall continue until payment in full of all Obligations and upon such payment in full shall terminate without further action by the parties.
Section 19.    Captions. Captions and headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of the provisions hereof.
Section 20.    Release of Pledged Notes to Effect the Exchange; Termination Immediately upon receiving notice from the Pledgor that all conditions to its completion of the Exchange have been fulfilled and that the Pledgor is ready to complete the Exchange, along with any other evidence regarding the fulfillment of such conditions and the readiness of the Pledgor to complete the Exchange as the Collateral Agent shall reasonably request, the Collateral Agent shall immediately release, at the expense of the Pledgor, the Collateral Agent’s security interest in the Pledged Notes (and, if the Pledged Notes are in the possession of the Collateral Agent, deliver the Pledged Notes to the Pledgor or, if the Pledgor so requests, deliver the Pledged Notes directly to the holders of the Escrow Notes on behalf of the Pledgor), together with any moneys and other property at the time held by the Collateral Agent hereunder, and this Agreement and the pledge and security interests and Liens created hereunder shall automatically terminate. If the Exchange is not timely completed in accordance with Section 3.02 of the Indenture, then upon any other discharge of the Obligations, the Collateral Agent shall immediately return to the Pledgor, at the expense of the Pledgor, the Pledged Notes in the possession or control of the Collateral Agent as have not theretofore been disposed of pursuant to the provisions hereof, together with any moneys and other property at the time held by the Collateral Agent hereunder, and this Agreement and the pledge and security interests and Liens created hereunder shall automatically terminate. Upon the termination of this Agreement, the Collateral Agent shall deliver to the Pledgor documents in recordable form sufficient to discharge the Liens and security interests granted hereunder. The Collateral Agent authorizes the Pledgor upon the completion of the Exchange or other discharge of the Obligations to file any and all UCC termination statements to evidence the termination of the pledge and security interest and Liens created hereunder.
Section 22.    Counterparts; Delivery. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or email or other electronic means (including a “.pdf” or “.tif” file) shall be effective as delivery of a manually executed counterpart of this Agreement
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The undersigned have caused this Pledge and Security Agreement to be duly executed by its authorized representatives as of the date first written above.

WESTMORELAND Escrow Corporation

By: /s/ Jennifer Grafton
Name: Jennifer S. Grafton
Title: General Counsel and Secretary

WELLS FARGO Bank, National Association,
as Collateral Agent

By: /s/ John Stohlmann
Name: John C. Stohlmann
Title: Vice President

[Signature page to Pledge and Security Agreement]